EXHIBIT 21
PERFORMANCE FOOD GROUP COMPANY
LIST OF SUBSIDIARIES

State or
Jurisdiction of
Name	Incorporation	Trade Names
AFFLINK, LLC	Delaware	AFFLINK

AFFLINK Corporation	Nova Scotia

AFFLINK Holding Corporation	Delaware

AFI Foodservice, LLC	Delaware	PFG AFI Food service

All Kitchens, LLC	Delaware	All Kitchens of America ProGroup

Caro Foods, LLC	Delaware	PFG — Caro Foods

Carroll County Foods, LLC	Delaware	PFG — Carroll County Foods

Empire Imports, LLC	Delaware	PFG — Empire Seafood

Empire Seafood Holding Corp.	Florida	PFG — Empire Seafood

Empire Seafood, LLC	Delaware	PFG — Empire

Foodservice Purchasing Group, LLC	Virginia

Gerken Food Company, Incorporated	Delaware

Hale Brothers Summit, LLC	Delaware	PFG — Hale

Independent Distributor Partners, LLC	Delaware	IDP

Kenneth O. Lester Company, Inc.	Tennessee	PFG — Customized

Middendorf Meat Company, LLC	Delaware	Middendorf Meat

Multi Unit Alliance, LLC	Delaware

Middendorf Quality Foods, Inc.	Missouri

NorthCenter Foodservice, LLC	Maine	PFG — NorthCenter

PFG Broadline Holdings, Inc.	Arkansas	PFG — Quality PFG — Batesville PFG — Magee PFG — Little Rock

PFG Customized South Carolina, LLC	Delaware

PFG Transco, Inc.	Tennessee

Plee-Zing, Inc.	Delaware	Plee-Zing

Performance Food Group of Georgia, LLC	Delaware	PFG — Milton’s PFG — Powell PFG of Georgia

Performance Food Group of Texas, LLC	Delaware	PFG — Temple PFG — Victoria

EXHIBIT 21
PERFORMANCE FOOD GROUP COMPANY
LIST OF SUBSIDIARIES

State or
Jurisdiction of
Name	Incorporation	Trade Names
Performance Insurance Company Limited	Bermuda

Performance Transportation Systems, Inc.	Tennessee

PFG of Florida, LLC	Florida	PFG — Florida

PFG Receivables Corporation	Florida

PFG Support, LLC	Delaware

Progressive Group Alliance, LLC	Virginia	Pocahontas Foods, USA ProGroup

Springfield Foodservice, LLC	Delaware	PFG — Springfield

Thoms-Proestler Company, LLC	Delaware	PFG — TPC

TPC Logistics, Inc.	Illinois	TPC Logistics

Virginia Foodservice Group, LLC	Delaware	Nesson Meats PFG — Virginia Foodservice